Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Delivers financial performance above guidance ranges
Full year 2025 worldwide net sales totaled $1 billion

Full year gross margin expands 390 basis points to 56.1%

Full year operating loss of $19 million and operating margin of (1.9)%; adjusted operating income of $12 million and adjusted operating margin of 1.1%

Unveils next evolution of turnaround plan and raises long-term financial targets

Richardson, TX, March 11, 2026 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fourth quarter and fiscal year ended January 3, 2026.

“The bold initiatives under the Turnaround Plan we announced one year ago gained traction quickly, enabling us to deliver operating and financial performance above our expectations for 2025,” said Franco Fogliato, CEO. “We focused on our core brands, channels and geographies, improved our cost structure and strengthened our balance sheet. We have more work ahead, but we have entered 2026 from a position of strength, with sustained momentum.”

“As we continue to advance our brand-led, consumer-focused operating model, we are entering the next evolution of our Turnaround Plan - designed to return the Company to top line growth, meaningfully improve profitability and build long-term shareholder value.”

Fourth Quarter 2025 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $280.5 million, a decrease of 18.1% on a reported basis and 19.8% in constant currency compared to $342.3 million in the fourth quarter of fiscal 2024. The year-over-year decline was largely driven by the Company’s return to a full price selling model, as well as the previously disclosed shift of certain wholesale shipments from the fourth quarter into the third quarter of 2025. Additionally, store rationalization initiatives comprised approximately four points of the sales decline in the fourth quarter of 2025. Net sales, in constant currency, decreased 23% in the Americas, 20% in Asia and 14% in Europe versus the same quarter last year. Wholesale sales declined 12%, while our direct to consumer sales declined 31% on a constant currency basis. Within our direct to consumer channels, comparable retail sales declined 26%. In our major product categories, traditional watch sales declined 16% in constant currency in the fourth quarter of 2025 compared to the prior year period. The leathers category decreased 37% and jewelry sales declined 28% in constant currency during the fourth quarter of 2025. From a brand lens, the majority of the brands in our portfolio decreased in the fourth quarter. FOSSIL brand sales decreased 24% in constant currency during the fourth quarter of 2025.

•Gross profit totaled $161.0 million compared to $184.6 million in the fourth quarter of 2024. Gross margin increased 350 basis points to 57.4% versus 53.9% a year ago. The year-over-year increase was primarily due to improved product margins in our core categories driven by benefits from our full price selling model and sourcing initiatives.

•Operating expenses totaled $160.1 million compared to $200.9 million a year ago. As a percentage of net sales, operating expenses were 57.1% in the fourth quarter of 2025 compared to 58.7% in the prior year fourth quarter. Selling, general and administrative (“SG&A”) expenses were $148.4 million compared to $172.1 million in the fourth quarter of 2024, a reduction of 13.7%. As a percentage of net sales, SG&A expenses were 52.9% in the fourth quarter of 2025 compared to 50.3% in the prior year fourth quarter, largely driven by deleveraging on lower sales.

•Operating income was $0.9 million compared to an operating loss of $16.3 million in the fourth quarter of 2024. Operating margin was 0.3% in the fourth quarter of 2025 compared to (4.8)% in the prior year fourth quarter. Constant currency adjusted operating income totaled $11.4 million compared to adjusted operating income of $20.1 million in the fourth quarter of 2024. Constant currency adjusted operating margin was 4.2% in the fourth quarter of 2025 compared to adjusted operating margin of 5.9% in the prior year fourth quarter.

•Interest expense was $7.3 million compared to $4.9 million in the fourth quarter of 2024.

•Other income (expense) was expense of $0.9 million compared to expense of $4.1 million in the fourth quarter of 2024. The change in other income (expense) was largely due to net currency gains in the fourth quarter of 2025 as compared to net currency losses in the prior year fourth quarter. The fourth quarter of 2025 also included a net loss on the extinguishment of debt of $1.4 million.

•Income (loss) before income taxes was $(7.3) million compared to $(25.2) million in the fourth quarter of 2024.

•Adjusted EBITDA was $15.8 million, or 5.6% of net sales, in the fourth quarter of 2025 and $23.1 million, or 6.7% of net sales in the prior year period.

•Provision for income taxes was an expense of $10.6 million, resulting in an effective income tax rate of (143.8)% compared to a benefit of $14.0 million and an effective tax rate of 55.7% in the prior year.

•Net loss totaled $18.6 million with loss per diluted share of $0.33, which compares to a net loss of $7.6 million and loss per diluted share of $0.14 in the prior year period. Adjusted net loss for the fourth quarter was $8.2 million with adjusted loss per diluted share of $0.15 compared to adjusted net income of $21.2 million with adjusted income per diluted share of $0.39 in the prior year period. During the fourth quarter of 2025, currencies favorably affected loss per diluted share by approximately $0.02.

 Full Year 2025 Operating Results

•Net sales totaled $1.0 billion, a decrease of 12.3% on a reported basis and 12.7% in constant currency compared to $1.1 billion in full year 2024. The sales decrease was largely driven by the return to a full price selling model in the Company’s direct-to-consumer channels, partially offset by strength in traditional watches in the wholesale channel. Store rationalization initiatives and declines in smartwatch sales resulting from our exit of the category, comprised approximately four points of the sales decline in the year. Sales were favorably impacted 150 basis points as a result of fiscal year 2025 first quarter including 14 weeks as compared to 13 weeks in the prior year first quarter. Net sales in constant currency decreased in all regions with the Americas decreasing 16% and Europe and Asia each decreasing 10% versus the prior year. Wholesale sales declined 3% in constant currency, while our direct to consumer channels decreased 28%. Within our direct to consumer channels, comparable retail sales decreased 23%. Traditional watch sales decreased 7%, while the leathers category decreased 38% and jewelry sales decreased 22% in constant currency during 2025. From a brand perspective, sales declined in the majority of the brands in our portfolio in the current year. FOSSIL brand sales decreased 17% in constant currency with declines in watches, leathers and jewelry.

•Gross profit totaled $563.1 million compared to $597.2 million in full year 2024. Gross margin increased 390 basis points to 56.1% versus 52.2% a year ago. The year-over-year increase was primarily due to improved product margins in our core categories driven by benefits from our full-price selling model and sourcing initiatives.

•Operating expenses totaled $582.2 million compared to $701.1 million in full year 2024. As a percentage of net sales, operating expenses were 58.0% for full year 2025 compared to 61.2% in the prior year. SG&A expenses were $540.1 million compared to $638.8 million in full year 2024, a reduction of 15.5%. As a percentage of net sales, SG&A expenses were 53.8% in full year 2025 compared to 55.8% in the prior year.

•Operating income (loss) was a loss of $19.1 million compared to a loss of $103.9 million in full year 2024. Operating margin was (1.9)% for full year 2025 compared to (9.1)% in the prior year. Constant currency adjusted operating income totaled $10.6 million compared to adjusted operating loss of $37.6 million in full year 2024. Constant currency adjusted operating margin was 1.1% for full year 2025 compared to adjusted operating margin of (3.3)% in the prior year.

•Interest expense increased to $20.2 million compared to $19.0 million in fiscal year 2024.

•Other income (expense) was expense of $10.4 million, compared to income of $4.9 million in full year 2024. The change in other income (expense) was largely due to increased net currency losses in full year 2025 as compared to the prior year, decreased interest income, and a loss on extinguishment of debt in 2025.

•Income (loss) before income taxes was a loss of $49.8 million compared to a loss of $118.1 million in the prior year.

•Adjusted EBITDA was $16.9 million, or 1.7% of net sales, in full year 2025 and $(14.9) million, or (1.3)% of net sales in the prior year.

•Provision for income taxes was an expense of $28.1 million, resulting in an effective tax rate of (56.5)%, compared to an income tax benefit of $11.8 million and an effective tax rate of 10.0% in fiscal year 2024.

•Net loss totaled $78.3 million with loss per diluted share of $1.45, which compares to net loss of $102.7 million and loss per diluted share of $1.94 in the prior year period. Adjusted net loss was $51.6 million with adjusted loss per diluted share of $0.95 compared to adjusted net loss of $50.3 million with adjusted loss per diluted share of $0.95 in the prior year period. During full year 2025, currencies unfavorably affected loss per diluted share by approximately $0.01.

Balance Sheet Summary

As of January 3, 2026, the Company had $95.8 million of cash and cash equivalents and $66.9 million of availability under its asset-based revolving credit facility. Inventories at year-end totaled $151.8 million, a decrease of 15.0% versus a year ago. Total debt at year end was $177.8 million.

Turnaround Plan and Financial Outlook

Building on the strong execution and financial performance of 2025, the Company introduced the next evolution of its Turnaround Plan, consisting of three key pillars: 1) Returning to Profitable Growth by fueling innovation, deepening consumer engagement and powering the traditional watch business; 2) Optimizing the Operating Model by further improving the cost structure, strengthening go-to-market execution and delivering infrastructure improvements; and 3) Building Shareholder Value by improving profitability, strategically investing for growth and generating positive free cash flow.

The Company is providing the following financial guidance for full year 2026:

•Worldwide net sales are expected to decline 4% to 6%, with a return to growth in the fourth quarter
•Adjusted operating margin(1) is expected to be in the range of 3% to 5%
•Break-even free cash flow(2)

Worldwide net sales and adjusted operating margin guidance exclude impacts from foreign currency.

The Company is raising its long-term financial targets. For the full year 2028, the Company expects to achieve the following:

•Worldwide net sales growth in the low-to-mid single digits
•Adjusted operating margin(1) in the high single digits
•Positive free cash flow(2)

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

(2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.

Conference Call Information

Fossil Group will host a conference call to discuss these results at 5:00 p.m. Eastern Time today, March 11, 2026. A live webcast of the conference call will be available on the investor relations section of Fossil Group’s website at https://www.fossilgroup.com/investors and will also be archived for replay.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, Michael Kors, Skechers and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Safe Harbor

This press release and related statements by our management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, without limitation, statements regarding our current assumptions, projections and expectations about our business, financial outlook, Turnaround Plan and future events. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the expectations of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, projections, estimates, or performance outlook, whether as a result of new information, future events, or otherwise. Factors that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s most recent Annual Report on Form 10-K, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: increased political uncertainty; acts of war, military actions or acts of terrorism; the effect of worldwide economic conditions; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; government regulation and tariffs; risks related to the success of our Turnaround Plan and goals; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; the termination or non-renewal of significant license agreements; loss or shut down of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; impact of any minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; the effect of any pandemic; changes in the costs of materials and labor; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. Readers of this press release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 53 Weeks Ended	For the 52 Weeks Ended
($ in millions, except per share data):	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net sales	$280.5	$342.3	$1,004.4	$1,145.0
Cost of sales	119.5	157.7	441.3	547.8
Gross profit	161.0	184.6	563.1	597.2
Gross margin (% of net sales)	57.4%	53.9%	56.1%	52.2%
Operating expenses:
Selling, general and administrative expenses	148.4	172.1	540.1	638.8
Other long-lived asset impairments	1.0	0.6	1.5	2.5
Restructuring charges	10.7	28.2	40.6	59.8
Total operating expenses	$160.1	$200.9	$582.2	$701.1
Total operating expenses (% of net sales)	57.1%	58.7%	58.0%	61.2%
Operating income (loss)	0.9	(16.3)	(19.1)	(103.9)
Operating margin (% of net sales)	0.3%	(4.8)%	(1.9)%	(9.1)%
Interest expense	7.3	4.9	20.2	19.0
Other income (expense) - net	(0.9)	(4.1)	(10.4)	4.9
Income (loss) before income taxes	(7.3)	(25.2)	(49.7)	(118.1)
Provision (benefit) for income taxes	10.6	(14.0)	28.1	(11.8)
Less: Net income (loss) attributable to noncontrolling interest	0.7	(3.6)	0.5	(3.6)
Net income (loss) attributable to Fossil Group, Inc.	$(18.6)	$(7.6)	$(78.3)	$(102.7)
Earnings per share:
Basic	$(0.33)	$(0.14)	$(1.45)	$(1.94)
Diluted	$(0.33)	$(0.14)	$(1.45)	$(1.94)
Weighted average common shares outstanding:
Basic	55.7	53.2	54.1	53.0
Diluted	55.7	53.2	54.1	53.0

Consolidated Balance Sheet Data ($ in millions):	January 3, 2026	December 28, 2024
Assets:
Cash and cash equivalents	$95.8	$123.6
Accounts receivable - net	144.6	162.2
Inventories	151.8	178.6
Other current assets	75.6	90.1
Total current assets	467.8	554.5
Property, plant and equipment - net	34.1	41.6
Operating lease right-of-use assets	118.3	121.4
Intangible and other assets - net	69.1	46.1
Total long-term assets	221.5	209.1
Total assets	$689.3	$763.6

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$297.8	$324.4
Short-term debt	4.0	2.2
Total current liabilities	301.8	326.6
Long-term debt	173.8	162.7
Long-term operating lease liabilities	104.4	113.7
Other long-term liabilities	22.5	23.9
Total long-term liabilities	300.7	300.3
Stockholders’ equity	86.8	136.7
Total liabilities and stockholders’ equity	$689.3	$763.6

Constant Currency Financial Information
The following tables present our business segment and product net sales on a constant currency basis, which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales				Net Sales For the
	For the 13 Weeks Ended				53 Weeks Ended			52 Weeks Ended
	January 3, 2026			December 28, 2024	January 3, 2026			December 28, 2024
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$127.7	$(1.3)	$126.4	$164.2	$430.9	$2.8	$433.7	$515.2
Europe	97.6	(6.1)	91.5	107.0	333.3	(11.5)	321.8	357.6
Asia	54.9	1.3	56.2	70.4	238.6	3.9	242.5	270.1
Corporate	0.3	—	0.3	0.7	1.6	—	1.6	2.1
Total net sales	$280.5	$(6.1)	$274.4	$342.3	$1,004.4	$(4.8)	$999.6	$1,145.0

Product Categories:
Watches:
Traditional watches	$229.3	$(4.5)	$224.8	$268.8	$814.6	$(2.0)	$812.6	$872.6
Smartwatches	2.5	(0.1)	2.4	3.6	11.8	(0.1)	11.7	24.9
Total Watches	$231.8	$(4.6)	$227.2	$272.4	$826.4	$(2.1)	$824.3	$897.5
Leathers	20.7	(0.4)	20.3	32.4	69.9	(0.6)	69.3	111.1
Jewelry	24.4	(1.0)	23.4	32.5	91.1	(1.9)	89.2	114.5
Other	3.6	(0.1)	3.5	5.0	17.0	(0.2)	16.8	21.9
Total net sales	$280.5	$(6.1)	$274.4	$342.3	$1,004.4	$(4.8)	$999.6	$1,145.0

Adjusted EBITDA, Adjusted operating income (loss), Constant Currency Adjusted Operating Income (Loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, adjusted operating income (loss), constant currency adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share are non-GAAP financial measures. We define adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income and gains on asset divestitures. We define adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense and gains on asset divestitures. We define constant currency adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense and gains on asset divestitures and excluding the effects of foreign currency exchange rate fluctuations. We define adjusted net income (loss) and adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense, gains on asset divestitures and unamortized debt issuance costs included in loss on extinguishment of debt. We have included adjusted EBITDA, adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of adjusted EBITDA, adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

.

The following tables reconcile adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	Fiscal 2025
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(14.5)	$4.1	$(32.1)	$(7.3)	$(49.8)
Plus:
Interest expense	4.5	4.3	4.2	7.3	20.2
Amortization and depreciation	3.4	3.0	3.3	3.3	13.0
Other long-lived asset impairments	0.1	—	0.5	1.0	1.5
Other non-cash charges	0.2	(0.5)	0.2	(0.8)	(0.9)
Stock-based compensation	0.6	0.6	0.6	0.5	2.3
Restructuring expense	15.8	7.3	6.8	10.7	40.6
Loss on extinguishment of debt	—	—	1.7	1.4	3.2
Less:
Gains on asset divestitures	—	11.5	—	—	11.5
Interest Income	1.0	0.3	0.2	0.3	1.7
Adjusted EBITDA	$9.1	$7.0	$(15.0)	$15.8	$16.9

	Fiscal 2024
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(30.4)	$(36.6)	$(25.8)	$(25.2)	$(118.1)
Plus:
Interest expense	5.1	4.1	4.9	4.9	19.0
Amortization and depreciation	4.5	3.9	3.8	3.8	16.0
Impairment expense	0.4	0.6	1.0	0.6	2.5
Other non-cash charges	(0.1)	0.1	(0.5)	3.7	3.3
Stock-based compensation	1.0	0.6	0.6	0.7	2.9
Restructuring expense	10.1	16.7	4.8	28.2	59.8
Restructuring cost of sales	(0.2)	—	—	7.5	7.3
Less:
Gains on asset divestitures(1)	—	—	3.3	—	3.3
Interest Income	1.1	1.1	1.1	1.1	4.3
Adjusted EBITDA(2)	$(10.7)	$(11.7)	$(15.6)	$23.1	$(14.9)

(1) Includes the gain on sale of our building in France
(2) As a result of changes in presentation, certain prior period information has been reclassified to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended January 3, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Loss on Extinguishment of Debt	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$0.9	$1.0	$10.7	$—	$12.6	$(1.2)	$11.4
Operating margin (% of net sales)	0.3%				4.5%		4.2%
Interest expense	(7.3)	—	—	—	(7.3)
Other income (expense) - net	(0.9)	—	—	1.4	0.5
Income (loss) before income taxes	(7.3)	1.0	10.7	1.4	5.8
Provision for income taxes	10.6	0.2	2.2	0.3	13.3
Less: Net income attributable to noncontrolling interest	(0.7)	—	—	—	(0.7)
Net income (loss) attributable to Fossil Group, Inc.	$(18.6)	$0.8	$8.5	$1.1	$(8.2)
Diluted earnings (loss) per share	$(0.33)	$0.01	$0.15	$0.02	$(0.15)

	For the 13 Weeks Ended December 28, 2024
($ in millions, except per share data):	As Reported	Restructuring cost of sales	Other long-lived asset impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$(16.3)	$7.6	$0.6	$28.2	$20.1
Operating margin (% of net sales)	(4.8)%				5.9%
Interest expense	(4.9)	—	—	—	(4.9)
Other income (expense) - net	(4.1)	—	—	—	(4.1)
Income (loss) before income taxes	(25.2)	7.6	0.6	28.2	11.2
Provision for income taxes	(14.0)	1.6	0.1	5.9	(6.4)
Less: Net income attributable to noncontrolling interest	3.6	—	—	—	3.6
Net income (loss) attributable to Fossil Group, Inc.	$(7.6)	$6.0	$0.5	$22.3	$21.2
Diluted earnings (loss) per share	$(0.14)	$0.11	$0.01	$0.42	$0.39

	For the 53 Weeks Ended January 3, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Loss on Extinguishment of Debt	Gains on Asset Divestitures(1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(19.1)	$1.5	$40.6	$—	$(11.5)	$11.5	$(0.9)	$10.6
Operating margin (% of net sales)	(1.9)%					1.1%		1.1%
Interest expense	20.2	—	—	—	—	20.2
Other income (expense) - net	(10.4)	—	—	3.2	—	(7.2)
Income (loss) before income taxes	(49.8)	1.5	40.6	3.2	(11.5)	(16.0)
Provision for income taxes	28.1	0.3	8.5	0.7	(2.4)	35.2
Less: Net income attributable to noncontrolling interest	0.5	—	—	—	—	0.5
Net income (loss) attributable to Fossil Group, Inc.	$(78.3)	$1.2	$32.1	$2.5	$(9.1)	$(51.6)
Diluted earnings (loss) per share	$(1.45)	$0.02	$0.59	$0.05	$(0.17)	$(0.95)
(1) Includes the gains on sale of our European distribution center and equipment from a Swiss manufacturing facility

	For the 52 Weeks Ended December 28, 2024
($ in millions, except per share data):	As Reported	Restructuring cost of sales	Other long-lived asset impairment	Restructuring expenses	Gains on Asset Divestitures(1)	As Adjusted(2)
Operating income (loss)	$(103.9)	$7.3	$2.5	$59.8	$(3.3)	$(37.6)
Operating margin (% of net sales)	(9.1)%					(3.3)%
Interest expense	19.0	—	—	—	—	19.0
Other income (expense) - net	4.9	—	—	—	—	4.9
Income (loss) before income taxes	(118.1)	7.3	2.5	59.8	(3.3)	(51.8)
Provision for income taxes	(11.8)	1.5	0.5	12.6	(0.7)	2.1
Less: Net income attributable to noncontrolling interest	(3.6)	—	—	—	—	(3.6)
Net income (loss) attributable to Fossil Group, Inc.	$(102.7)	$5.8	$2.0	$47.2	$(2.6)	$(50.3)
Diluted earnings (loss) per share	$(1.94)	$0.11	$0.04	$0.89	$(0.05)	$(0.95)
(1) Includes the gain on sale of our building in France
(2) As a result of changes in presentation, certain prior period information has been reclassified to conform to the current period presentation

Store Count Information

	December 28, 2024	Opened	Closed	January 3, 2026
Americas	114	—	17	97
Europe	65	—	16	49
Asia	69	—	16	53
Total stores	248	—	49	199

END OF RELEASE